AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2001

                                                  REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          --------------------------

                               DONEGAL GROUP INC.
             ------------------------------------------------------
             (Exact Name of registrant as specified in its charter)

              Delaware                                      23-2324711
-------------------------------------      -------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

        1195 River Road
     Marietta, Pennsylvania                                   17547
-------------------------------------       ------------------------------------
(Address of Principal Executive Offices)                   (Zip Code)

                           ---------------------------

                               DONEGAL GROUP INC.
                           2001 EQUITY INCENTIVE PLAN
                                  FOR DIRECTORS
                              (Full title of plan)

                              --------------------

                               Donald H. Nikolaus
                      President and Chief Executive Officer
                               Donegal Group Inc.
                                 1195 River Road
                               Marietta, PA 17547
                               ------------------
                     (Name and address of agent for service)

                                 (717) 426-1931
                                 --------------
                     (Telephone number, including area code,
                              of agent for service)

                                    Copy to:
                            Kathleen M. Shay, Esquire
                                  Duane Morris
                             4200 One Liberty Place
                      Philadelphia, Pennsylvania 19103-7396
                      -------------------------------------

                                                CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                            Proposed                Proposed
    Title of securities           Amount to be          maximum offering       maximum aggregate           Amount of
     to be registered            registered(1)         price per share(2)      offering price(2)       registration fee
---------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par        200,000 shares             $13.925                 $2,785,000               $697
value $.01
===========================================================================================================================

(1) This registration statement also registers such additional shares as may be required to be issued under the Donegal Group Inc. 2001 Equity Incentive Plan for Directors in the event of a stock dividend, reverse stock split, split-up, reclassification and/or other similar event.

(2) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $13.925 per share, the average of the high and low sales prices of the Class A Common Stock of the Registrant on the Nasdaq National Market on June 11, 2001.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following material is incorporated herein by reference:

     (i) The Annual Report on Form 10-K of Donegal Group Inc. (the "Company") for the year ended December 31, 2000, as filed by the Company with the Securities and Exchange Commission (the "Commission") on March 29, 2001.

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed by the Company with the Commission on May 15, 2001.

     (iii) The Company's Definitive Proxy Statement on Schedule 14A dated March 29, 2001, as filed by the Company with the Commission on March 29, 2001.

     (iv) The Company's Proxy Statement Supplement on Schedule 14A/A dated April 11, 2001, as filed by the Company with the Commission on April 11, 2001.

     (v) The description of the Class A Common Stock set forth in the Company's Post-Effective Amendment to Form 8-A/A Registration Statement filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 12, 2001.

     All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the issuance of the shares of Class A Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. As of April 20, 2001, partners of Duane, Morris & Heckscher LLP beneficially owned 25,594 shares of the Company's outstanding Class A Common Stock, and 12,797 shares of the Company's outstanding Class B Common Stock, of which 5,926 shares represent shares of Class A Common Stock purchasable under currently exercisable stock options and 2,963 shares represent shares of Class B Common Stock purchasable under currently exercisable stock options. Frederick W. Dreher, a partner of Duane, Morris & Heckscher LLP, is a director of Donegal Mutual Insurance Company (the "Mutual Company"), which is the holder of approximately 62.2% of each of the Company's Class A Common Stock and Class B Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, or (ii) by a committee of such directors designated by the majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Article 5 of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect. The By-laws of the Mutual Company also provide that the Mutual Company shall indemnify to the full extent authorized by law any director or officer of the Mutual Company who is made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was serving as a director, officer, employee or agent of the Company, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Mutual Company.

     The Company provides liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company up to an aggregate of $5,000,000 inclusive of defense costs, expenses and charges.

     Additionally, as permitted by the General Corporation Law of the State of Delaware, Article 6 of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of such person's fiduciary duty as a director; provided, however, that the provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

No.        Description
---        -----------

5          Opinion of Duane, Morris & Heckscher LLP.

10         Donegal Group Inc. 2001 Equity Incentive Plan for Directors.

23.1 Consent of Duane, Morris & Heckscher LLP (included in its opinion filed as Exhibit 5).

23.2       Consent of KPMG LLP.

24         Power of Attorney (included on the signature pages hereto).

ITEM 9.  UNDERTAKINGS.

     The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference therein.

     (b) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offer thereof; and

     (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania on June 14, 2001.


                               DONEGAL GROUP INC.

                               By:/s/ Donald H. Nikolaus
                                  ----------------------------------------------
                                  Donald H. Nikolaus,
                                  President and Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Donald H. Nikolaus and Ralph G. Spontak, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                     Title                      Date
             ---------                     -----                      ----


/s/ Donald H. Nikolaus
--------------------------    President, Chief Executive Officer   June 14, 2001
Donald H. Nikolaus                      and a Director
                                (principal executive officer)



/s/ Ralph G. Spontak
-------------------------- Senior Vice President, Chief Financial  June 14, 2001
Ralph G. Spontak                   Officer and Secretary
                                  (principal financial and
                                    accounting officer)

             Signature                   Title                        Date
             ---------                   -----                        ----

/s/ C. Edwin Ireland
--------------------------              Director                   June 14, 2001
C. Edwin Ireland



/s/ Patricia A. Gilmartin
--------------------------              Director                   June 14, 2001
Patricia A. Gilmartin


/s/ Philip H. Glatfelter, II
----------------------------            Director                   June 14, 2001
Philip H. Glatfelter, II


/s/ R. Richard Sherbahn
--------------------------              Director                   June 14, 2001
R. Richard Sherbahn



--------------------------              Director                   June __, 2001
Thomas J. Finley, Jr.


/s/ Robert S. Bolinger
--------------------------              Director                   June 14, 2001
Robert S. Bolinger



--------------------------              Director                   June __, 2001
John J. Lyons

                                  EXHIBIT INDEX

                    (PURSUANT TO ITEM 601 OF REGULATION S-K)

EXHIBIT NO.                   EXHIBIT                                 REFERENCE

5        Opinion of Duane, Morris & Heckscher LLP.                Filed herewith

10       Donegal Group Inc. 2001 Equity Incentive Plan for        *
         Directors.

23.1     Consent of Duane, Morris & Heckscher LLP (included       Filed herewith
         in its opinion filed as Exhibit 5).


23.2     Consent of KPMG LLP.                                     Filed herewith

24       Power of Attorney (see page II-6 of this Registration    Filed herewith
         Statement).



* Reference is hereby made to the like-described exhibit in the Company's Form 10-K Annual Report for the fiscal year ended December 31, 2000.

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